EXHIBIT 4.1
MICROCHIP TECHNOLOGY INCORPORATED
2001 EMPLOYEE STOCK PURCHASE PLAN
As Amended Through July 25, 2016

The following constitute the provisions of the 2001 Employee Stock Purchase Plan of Microchip Technology Incorporated, as amended through July 25, 2016.
1.Purpose. The purpose of the Plan is to provide employees of the Company and one or more of its Corporate Affiliates an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.
2.    Definitions.
(a)    “Administrator” shall mean the Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)    “Board” shall mean the Board of Directors of the Company.
(c)    “Change of Control” shall mean the occurrence of any of the following events:
(i)    a merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated); or
(ii)    the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)    a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to a person or persons different from those who held the stock immediately prior to such merger.
(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)“Committee” means a committee of the Board appointed by the Board in accordance with Section 14 hereof.
(f)    “Common Stock” shall mean the common stock of the Company, par value $0.001.

(g)    “Company” shall mean Microchip Technology Incorporated, a Delaware corporation.
(h)    “Compensation” shall mean the following items paid to an Eligible Employee by the Company and/ or one or more Corporate Affiliates during such individual’s period of participation in the Plan: (i) regular base salary, and (ii) any pre-tax contributions made by the Eligible Employees to any Code Section 401(k) plan, any Code Section 125 Plan, any unfunded non-qualified deferred compensation plan described in Sections 201(2), 301(a)(3) or 401(a)(1) of ERISA, and (iii) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive type payments. There shall be excluded any contributions (except 401(k) and 125 contributions) made on the Eligible Employee’s behalf by the Company or Corporate Affiliate.
(i)    “Corporate Affiliate” shall mean any parent or subsidiary of the Company (as defined in Section 424 of the Code) which is incorporated in the United States, including any parent or subsidiary corporation which becomes such after the Effective Date.
(j)    “Effective Date” shall mean March 1, 2002.
(k)    “Eligible Employee” shall mean any individual who is a common law employee of any Participating Company and whose customary employment with the Participating Company is at least 20 hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or in writing signed by a duly authorized officer of the Company, the employment relationship shall be deemed to have terminated on the 91st day of such leave.
(l)    “Entry Date” shall mean the first Trading Day of any Offering Period. An Entry Date occurs on the first Trading Day in March or September.
(m)    “ERISA” shall mean the Employee Retirement Income Security of 1974, as amended.
(n)    “Exercise Date” shall mean the first Trading Day of March and September.
(o)    “Fair Market Value” shall mean the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; provided, however, that if there is no closing sales price (or closing bid price, if applicable) for such date, then the closing sales price (or closing bid price, if applicable) for the next day for which such quotation exists.
(p)    “Offering Periods” shall mean a period of time during which an option granted pursuant to the Plan may be exercised. The Plan shall be implemented by a series of Offering Periods (“Series of Offering Periods”). Each Series of Offering Periods shall contain four (4) Offering Periods. The first Offering Period in the Series shall commence on the first Trading Day on or after March 1,

2002, and shall end on the first Trading Day on or after March 1, 2004 (the “Last Day of the Series”). The second Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 18 months and shall end on the Last Day of the Series. The third Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 12 months and shall end on the Last Day of the Series. The fourth Offering Period in the Series shall commence on the next following Entry Date, shall last approximately six (6) months and shall end on the Last Day of the Series. A new Series of Offering Periods shall commence on the Last Day of the Series. The duration and timing of Offering Periods may be changed pursuant to Section 20 of this Plan.
(q)    “Participating Company” shall mean the Company and such Corporate Affiliates as may be designated from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Companies participating in the Plan are listed on the attached Schedule A.
(r)    “Plan” shall mean this Employee Stock Purchase Plan.
(s)    “Purchase Period” shall mean the approximately six (6) month period commencing on one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the first Entry Date and end with the next Exercise Date.
(t)    “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Entry Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.
(u)    “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.
3.    Eligibility.
(a)    Generally. Any Eligible Employee on a given Entry Date shall be eligible to participate in the Plan.
(b)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds $25,000.00 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods (“Series of Offering Periods”). Each Series of Offering Periods shall contain four (4) Offering Periods. The first Offering Period in the Series shall commence on the first Trading Day on or after March 1, 2002, and shall end on the first Trading Day on or after March 1, 2004 (the “Last Day of the Series”). The second Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 18 months and shall end on the Last Day of the Series. The third Offering Period in the Series shall commence on the next following Entry Date, shall last approximately 12 months and shall end on the Last Day of the Series. The fourth Offering Period in the Series shall commence on the next following Entry Date, shall last approximately six (6) months and shall end on the Last Day of the Series. A new Series of Offering Periods shall commence on the Last Day of the Series. The duration and timing of Offering Periods may be changed pursuant to Section 20 of this Plan.
5.    Participation. An Eligible Employee may become a participant in the Plan by enrolling via E*Trade or completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's stock plan administrator, on a date determined by such administrator, which shall be no later than five (5) Trading Days prior to the applicable Entry Date.
6.    Payroll Deductions.
(a)    At the time a participant enrolls via E*Trade or files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in any multiple of one-percent (1%), but not exceeding ten-percent (10%) of the Compensation which he or she receives during each Purchase Period; provided, however, that should a payday occur on an Exercise Date, a participant shall have the payroll deductions made on such day applied to his or her account under the new Offering Period or Purchase Period, as the case may be. A participant's elections via E*Trade enrollment or a subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)    Payroll deductions for a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof. All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.
(c)    A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by changing deductions via E*Trade or completing or filing with the Company a new subscription agreement authorizing a change in payroll deduction rate. No more than one (1) such reduction shall be allowed in any Purchase Period. A participant may only increase the rate of his or her payroll deductions beginning with the next Offering Period which lasts 24 months. The change in rate shall be effective as soon as administratively practicable.
(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such participant's E*Trade elections or subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.
(e)    At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.
7.    Grant of Option. On the Entry Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company's Common Stock determined by dividing such Eligible Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase during each Purchase Period more than 7,5001 shares of the Company's Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 6 hereof. The Eligible Employee may accept the grant of such option by enrolling via E*Trade or turning in a completed Subscription Agreement (attached hereto as Exhibit A) to the stock plan administrator, on a date determined by such administrator, which shall be no later than five (5) Trading Days prior to an applicable Entry Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company's Common Stock an Eligible Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period.
8.    Exercise of Option.
(a)    Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.
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1 As adjusted for a May 2002 3-for-2 stock split

(b)    If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Entry Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Entry Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's shareholders subsequent to such Entry Date.
9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant the shares purchased upon exercise of his or her option in a form determined by the Administrator.
10.    Withdrawal.
(a)    At any time prior to the last five (5) Trading Days of a Purchase Period, a participant may withdraw from the Plan by giving written notice to the Company in the form of Exhibit A to this Plan. The participant shall elect to either have (i) all of the participant's payroll deductions credited to his or her account used to purchase shares at the next Exercise Date or (ii) all payroll deductions credited to his or her account refunded. In neither event will any further payroll deductions for the purchase of shares be made for such Offering Period. If a participant withdraws from an Offering Period, the participant may not re-enroll in the Plan until the next Offering Period which lasts 24 months, and payroll deductions shall not resume at the beginning of such Offering Period unless the participant re-enrolls in the Plan via E*Trade or delivers to the Company a new subscription agreement in a manner provided for in Section 5.
(b)    A participant's withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company.
11.    Termination of Employment. In the event a participant ceases to be an Eligible Employee of the Company or any Participating Company (other than as a result of death or Permanent Disability), any payroll deductions credited to such participant's account during the Offering Period but not yet used to purchase shares under the Plan shall be returned to such participant and such participant's option shall be automatically terminated. In the event a participant ceases to be an Employee of the Company or any Participating Company as a result of death or Permanent Disability, then such participant (or personal representative of the estate of the deceased participant) may elect at any time prior to the last five (5) Trading Days of a Purchase Period in which such termination occurs, to (i) have all of such participant’s payroll deductions for such Purchase Period refunded to the Participant or (ii) have all such payroll deductions used to purchase the Company’s common stock on the Exercise Date following such termination.
12.    Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.
13.    Stock.
(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 3,275,000 shares, plus up to 150,000 remaining unissued shares available as of the Effective Date under the Company’s previous ESPP, and plus beginning January 1, 2005, and each January 1 thereafter during the term of the Plan, an automatic annual increase in shares reserved of the lesser of (i) 1,500,000 shares, (ii) one half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors2; provided, however, that the shares under the Company’s previous ESPP shall not be available for issuance under the Plan to the extent that such reservation would, in the opinion of the Company’s independent auditors, result in a compensation expense to the Company under either EITF 97-12 or ASC 7183.
(b)    Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.
(c)    Shares to be delivered to a participant under the Plan shall be held in a brokerage account in street name.
14.    Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.
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2 Approved by shareholders August 15, 2003.
3 All numbers in this Section 13(a) have been adjusted to reflect a May 2002 3-for-2 stock split, the additional 500,000 shares approved by the stockholders on August 16, 2002 and the additional 975,000 shares approved by the stockholders on August 15, 2003.

15.    Designation of Beneficiary.
(a)    A participant may file a written designation of a beneficiary who is to receive any payroll deductions, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such payroll deductions. In addition, a participant may file a written designation of a beneficiary who is to receive any payroll deductions from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.
(b)    Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such payroll deductions to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such payroll deductions to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)    All beneficiary designations shall be in such form and manner as the Administrator may designate from time to time.
16.    Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, participants shall only have the rights of an unsecured creditor.
18.    Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Eligible Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.
19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control.
(a)    Changes in Capitalization. Subject to any required action by the shareholders of the Company, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan, the maximum number of shares each participant may purchase each Purchase Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b)    Change in Control. In the event of a Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed Change of Control. The Administrator shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.    Amendment or Termination.
(a)    The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.
(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.
(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)    increasing the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(ii)    shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and
(iii)    allocating shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.
21.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.    Term of Plan. The Plan, as amended through May 19, 2014, shall continue in effect until August 31, 2024, unless sooner terminated under Section 20 hereof.

24.    Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Entry Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period.

EXHIBIT A
MICROCHIP TECHNOLOGY INCORPORATED
2001 Employee Stock Purchase Plan
Subscription Agreement
Enrollment, Change and Withdrawal Form

Please print and complete all information below:

Full Name:		Badge #:
Last First M

Home Address:

SECTION I – PARTICIPATION ELECTION
Choose One:
☐ I hereby decline to participate in the Employee Stock Purchase Plan for this semi-annual participation period.
☐ I hereby authorize Microchip Technology Inc. to deduct the following amount from my salary each pay period (gross salary).

CIRCLE ONE:	1%	2%	3%	4%	5%	6%	7%	8%	9%	10%

My participation will automatically remain in effect from one offering period to the next offering period in accordance with my payroll deduction authorization, unless I withdraw from the ESPP, change the rate of my payroll deduction or my employment status changes.

I can decrease my contribution percentage no more than one time during each six-month purchase period. I can increase my contribution percentage only at the beginning of each 24-month offering period.

I can withdraw from any offering period, provided that my withdrawal is received no later than 5 business days prior to a purchase date. See next section.

My shares will be placed in a brokerage account in street name.

SECTION II- WITHDRAWAL

I choose to stop my payroll deductions and either (select only one):

☐ purchase Microchip Technology Inc. shares on the next purchase date.*
☐ refund my Employee Stock Purchase Plan payroll deductions collected.*

I can withdraw from any offering period, provided that my withdrawal is received by stock plan administration at least 5 business days prior to a purchase date.

*Note: When withdrawing from the ESPP, per the Plan you will not be eligible to re-enroll until the beginning of the next 24-month offering period.

Signature of Employee	Date

SECTION III – BENEFICIARY (for payroll deducted, cash balance of contributions prior to a purchase)
I understand that if I am married, my spouse shall automatically be my designated beneficiary unless I elect otherwise and my spouse consents to such election. When more than one beneficiary is designated, if the percentage is not specified, payment will be made in equal dollars to each surviving beneficiary, or all to the last surviving beneficiary.

Primary Beneficiary
I hereby designate the following person(s) as primary beneficiary of my payroll deduction account under the Plan payable by reason of my death.

Name	Relationship of Beneficiary	Percentage

Contingent Beneficiary
In the event that there is no living primary beneficiary at my death, I hereby designate the following person(s) as contingent beneficiary of my payroll deduction account.

Name	Relationship of Beneficiary	Percentage

SECTION IV- CONSENT OF SPOUSE
Note: If your spouse is not your Designated Primary Beneficiary, then this Designation of Beneficiary is invalid without the consent of your spouse unless your spouse waived the right to consent to any change in the beneficiary designation under a prior beneficiary designation.

I acknowledge that I am the spouse of the Participant named on the reverse side of this form. I hereby certify that I have read this Designation of Beneficiary Form and understand that I possess a beneficial interest in my spouse’s payroll deduction account under the Plan if I survive him/her. I hereby acknowledge and consent to the Designation of Beneficiary on the reverse side of this form. My consent shall be irrevocable unless my spouse subsequently changes the Designation of Beneficiary.

If my spouse changes the designation, (Choose A or B):

☐	(A) I understand I must sign a new consent to the new designation for it to be effective.

☐
(B) I waive my right to consent to any future change in designation. I understand I have the right to restrict my consent only to the beneficiary designated on the reverse side of this form by checking box (A.)

I have executed this consent this	day of	20_____.

Signature of Participant's Spouse

SCHEDULE A

LIST OF SUBSIDIARIES
PARTICIPATING IN THE
2001 EMPLOYEE STOCK PURCHASE PLAN
Amended through July 25, 2016

Microchip Technology Inc.
Newport Media, Inc.
Microchip Technology LLC